Caremark Rx, Inc.

Deferred Compensation Plan

Effective April 1, 2005

ARTICLE 1 Definitions 1

ARTICLE 2 Selection, Enrollment, Eligibility 5

2.1 Selection by Committee 5

2.2 Enrollment and Eligibility Requirements; Commencement of Participation 5

2.3 Termination of a Participant's Eligibility 6

ARTICLE 3 Deferral Commitments /Crediting/Taxes 6

3.1 Deferral Rules 6

3.2 Election to Defer; Effect of Election Form 7

3.3 Withholding and Crediting of Annual Deferral Amounts 8

3.4 Crediting of Amounts after Benefit Distribution 8

3.5 Vesting 8

3.6 Crediting/Debiting of Deferral Accounts 8

3.7 FICA and Other Taxes 10

ARTICLE 4 Scheduled Distribution; Unforeseeable Financial Emergencies 10

4.1 Scheduled Distribution 10

4.2 Postponing Scheduled Distributions 10

4.3 Other Benefits Take Precedence Over Scheduled Distributions 11

4.4 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies 11

ARTICLE 5 Retirement Benefit 12

5.1 Retirement Benefit 12

5.2 Payment of Retirement Benefit. 12

ARTICLE 6 Termination Benefit 13

6.1 Termination Benefit 13

6.2 Payment of Termination Benefit 13

6.3 Change in Control 14

ARTICLE 7 Disability Benefit 15

7.1 Disability Benefit 15

7.2 Payment of Disability Benefit 15

ARTICLE 8 Death Benefit 15

8.1 Death Benefit 15

8.2 Payment of Death Benefit 15

ARTICLE 9 Beneficiary Designation 15

9.1 Beneficiary 15

9.2 Beneficiary Designation; Change; Spousal Consent 15

9.3 Acknowledgment 16

9.4 No Beneficiary Designation 16

9.5 Doubt as to Beneficiary 16

9.6 Discharge of Obligations 16

ARTICLE 10 Leave of Absence 16

10.1 Paid Leave of Absence 16

10.2 Unpaid Leave of Absence 16

ARTICLE 11 Termination of Plan, Amendment or Modification 17

11.1 Termination of Plan 17

11.2 Amendment 17

11.3 Plan Agreement 17

11.4 Effect of Payment 17

ARTICLE 12 Administration 18

12.1 Committee Duties 18

12.2 Agents 18

12.3 Binding Effect of Decisions 18

12.4 Indemnity of Committee 18

12.5 Employer Information 18

ARTICLE 13 Other Benefits and Agreements 19

ARTICLE 14 Claims Procedures 19

14.1 Presentation of Claim 19

14.2 Notification of Decision 19

14.3 Review of a Denied Claim 20

14.4 Decision on Review 20

14.5 Legal Action 21

ARTICLE 15 Trust 21

15.1 Establishment of the Trust 21

15.2 Interrelationship of the Plan and the Trust 21

15.3 Distributions From the Trust 21

ARTICLE 16 Miscellaneous 21

16.1 Status of Plan 21

16.2 Unsecured General Creditor 21

16.3 Employer's Liability 22

16.4 Nonassignability 22

16.5 Not a Contract of Employment 22

16.6 Terms 22

16.7 Captions 22

16.8 Governing Law 22

16.9 Notice 22

16.10 Successors 23

16.11 Validity 23

16.12 Incompetent 23

16.13 Court Order 23

16.14 Deduction Limitation on Benefit Payments 23

CAREMARK RX, INC.

DEFERRED COMPENSATION PLAN

Effective April 1, 2005

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Caremark Rx, Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan is effective as of April 1, 2005.

  Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the indicated meanings:

  "Annual Deferral Amount" shall mean that portion of a Participant's Base Salary and/or Bonus, that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year. In the event of a Participant's Retirement, Disability, death or Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.
  "Annual Installment Method" shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the Participant's Deferral Account shall be valued as of the close of business on or around the Participant's Benefit Distribution Date, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the Participant's Deferred Account shall be valued on every anniversary of such calculation date, as applicable. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant.
  "Base Salary" shall mean the annual cash compensation relating to services performed during any calendar year, including commissions payments, but excluding distributions from nonqualified deferred compensation plans, bonuses, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125 or 402(e)(3) pursuant to plans established by any Employer; provided, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.
  "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.
  "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.
  "Benefit Distribution Date" shall mean the date that triggers distribution of a Participant's Deferral Account. A Participant's Benefit Distribution Date shall be determined upon the occurrence of any one of the following:
    If the Participant Retires, his or her Benefit Distribution Date shall be (i) the last day of the six-month period immediately following the date on which the Participant Retires if the Participant is a Key Employee, and (ii) for all other Participants, the last business day of the Plan Year in which the Participant Retires; provided, in the event the Participant changes his or her Retirement Benefit election in accordance with Section 5.2(a), his or her Benefit Distribution Date shall be no sooner than the five (5) year anniversary of the otherwise applicable Benefit Distribution Date;
    If the Participant experiences a Termination of Employment, his or her Benefit Distribution Date shall be (i) the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment if the Participant is a Key Employee, and (ii) for all other Participants, the last business day of the Plan Year in which the Participant experiences a Termination of Employment; provided, in the event the Participant changes his or her Termination Benefit election in accordance with Section 6.2(a), his or her Benefit Distribution Date shall be no sooner than the five (5) year anniversary of the otherwise applicable Benefit Distribution Date;
    The date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant's death, if the Participant dies prior to the complete distribution of his or her Deferral Account; or
    The date on which the Participant becomes Disabled.
  "Board" shall mean the board of directors of the Company.
  "Bonus" shall mean any compensation earned by a Participant for services rendered with respect to any Plan Year under any Employer's annual bonus and cash incentive plans.
  "Change in Control" shall mean any change in the ownership or effective control of the Company that qualifies as a "change in control" under the provisions of Section 409A(a)(2)(A)(v) of the Code, as amended.
  "Claimant" shall have the meaning set forth in Section 14.1.
  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
  "Committee" shall mean the committee described in Article ARTICLE 12.
  "Company" shall mean Caremark Rx, Inc., a Delaware corporation, and any corporate successor thereto.
  "Death Benefit" shall mean the benefit set forth in Article 8.
  "Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited or debited to the Participant's Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account. The Deferral Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
  "Disability" or "Disabled" shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant's Employer.
  "Disability Benefit" shall mean the benefit set forth in Article 7.
  "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.
  "Employee" shall mean a person who is a common law employee of any Employer.
  "Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.
  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
  "Key Employee" shall mean any Participant who the Committee, in its sole discretion, determines is a "key employee" of any Employer, as defined in Code Section 416(i).
  "Participant" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who submits an executed Plan Agreement, Election Form and Beneficiary Designation Form, which are accepted by the Committee, and (iii) whose Plan Agreement has not terminated.
  "Plan" shall mean the Caremark Rx, Inc. Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.
  "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.
  "Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year; provided, that the first Plan Year shall consist only of the period beginning on April 1, 2005 and ending on December 31, 2005.
  "Retirement", "Retire(s)" or "Retired" shall mean, with respect to an Employee, separation from service with all Employers for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment age sixty-five (65).
  "Retirement Benefit" shall mean the benefit set forth in Article 5.
  "Scheduled Distribution" shall mean the distribution set forth in Section 4.1.
  "Terminate the Plan", "Termination of the Plan" shall mean a determination by an Employer's board of directors that (i) all of its Participants no longer shall be eligible to participate in the Plan, (ii) all deferral elections for such Participants shall terminate, and (iii) such Participants no longer shall be eligible to receive company contributions under this Plan.
  "Termination Benefit" shall mean the benefit set forth in Article 6.
  "Termination of Employment" shall mean the separation from service with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.
  "Trust" shall mean one or more trusts established by the Company in accordance with Article 15.
  "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant's spouse, or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

  Selection, Enrollment, Eligibility

    Selection by Committee. Participation in the Plan shall be limited to a select group of management or highly compensated Employees selected as eligible to participate in the Plan, as determined by the Committee in its sole discretion.
    Enrollment and Eligibility Requirements; Commencement of Participation.
      As a condition to participation, each selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, prior to the first day of such Plan Year, or such other deadline as may be established by the Committee in its sole discretion as permitted by applicable law. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.
      A selected Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must complete these requirements within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other deadline as may be established by the Committee, in its sole discretion, as permitted by applicable law, in order to participate for that Plan Year. In such event, such person's participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to this Section 2.2(b) and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary and/or Bonus that are paid with respect to services performed prior to his or her participation commencement date.
      Each selected Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines, in its sole discretion, that the Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period. Notwithstanding the foregoing, the Committee shall process such Participant's deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.
      If an Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Employee shall not be eligible to participate in the Plan during such Plan Year.
    Termination of a Participant's Eligibility. If the Committee determines that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Committee makes such determination, (ii) prevent the Participant from making future deferral elections, and/or (iii) take further action that the Committee deems appropriate. Notwithstanding the foregoing, in the event of a Termination of the Plan in accordance with Section 1.30, the termination of the affected Participants' eligibility for participation in the Plan shall not be governed by this Section 2.3, but rather shall be governed by Section 1.30 and Section 11.1. In the event that a Participant no longer is eligible to defer compensation under this Plan, the Participant's Deferral Account shall continue to be governed by the terms of this Plan until such time as the Participant's Deferral Account is paid in accordance with the terms of this Plan.

  Deferral Commitments /Crediting/Taxes

    Deferral Rules.
      Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary and/or Bonus, provided that the minimum percentage of Base Salary or Bonus that can be deferred in any calendar year shall be five percent (5%). The Committee shall establish procedures that govern deferral elections under the Plan, including the ability to make separate deferral elections for Base Salary, or any portion thereof, and for Bonuses. If the Committee determines, in its sole discretion, prior to the beginning of a Plan Year that a Participant has made an election for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero. If the Committee determines, in its sole discretion, at any time after the beginning of a Plan Year that a Participant has deferred less than the stated minimum amounts for that Plan Year, any amount credited to the Participant's Deferral Account as the Annual Deferral Amount for that Plan Year shall be distributed to the Participant within ninety (90) days after the last day of the Plan Year in which the Committee determination was made. Each Participant may elect to defer a maximum percentage of his or her Base Salary equal to seventy five percent (75%) and a maximum percentage of his or her Bonus equal to one hundred percent (100%). Notwithstanding any provisions of the Plan to the contrary, no deferrals of Base Salary may be made under the Plan until the Committee takes action to authorize the commencement of such deferrals.
      Short Plan Year. Notwithstanding the foregoing, and unless the Committee elects to waive this provision, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12. In addition, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.
    Election to Defer; Effect of Election Form.
      First Plan Year. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.
      Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.
      Performance-Based Compensation. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to performance-based compensation may be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, no later than six (6) months before the end of the performance service period. "Performance-based compensation" shall be compensation based on services performed over a period of at least twelve (12) months, in accordance with Code Section 409A and related guidance.
    Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus portion of the Annual Deferral Amount shall be withheld at the time the Bonus, is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to a Participant's Deferral Account at the time such amounts otherwise would have been paid to the Participant.
    Crediting of Amounts after Benefit Distribution. Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant's Deferral Account occur prior to the date on which any portion of the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.2 otherwise would be credited to the Participant's Deferral Account, such amounts shall not be credited to the Participant's Deferral Account, but shall be paid to the Participant in a manner determined by the Committee, in its sole discretion.
    Vesting. A Participant shall at all times be 100% vested in his or her Deferral Account.
    Crediting/Debiting of Deferral Accounts. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Deferral Account in accordance with the following rules:
      Measurement Funds. The Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the "Measurement Funds"), for the purpose of crediting or debiting additional amounts to his or her Deferral Account. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change.
      Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.2(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.6(a) above) to be used to determine the amounts to be credited or debited to his or her Deferral Account. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant's Deferral Account automatically shall be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion. The Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Deferral Account, or to change the portion of his or her Deferral Account allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.
      Proportionate Allocation. In making any election described in Section 3.6(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Deferral Account or Measurement Fund, as applicable, to be allocated/reallocated.
      Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant's Deferral Account has been hypothetically allocated among the Measurement Funds by the Participant.
      No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation of his or her Deferral Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Deferral Account shall not be considered or construed in any manner as an actual investment of his or her Deferral Account in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.
    FICA and Other Taxes.
      Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Salary and/or Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.7.
      Distributions. The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

  Scheduled Distribution; Unforeseeable Financial Emergencies

    Scheduled Distribution. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of the Annual Deferral Amount. The Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.6 above on that amount, calculated as of the close of business on or around the date on which the Scheduled Distribution becomes payable, as determined by the Committee in its sole discretion. Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a ninety (90) day period commencing immediately after the first day of any Plan Year designated by the Participant. The Plan Year designated by the Participant must be at least three (3) Plan Years after the end of the Plan Year to which the Participant's deferral election described in Section 3.2 relates.
    Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a ninety (90) day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.2. In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Committee in accordance with the following criteria:
      Such Scheduled Distribution Election Form must be submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant's previously designated Scheduled Distribution Date;
      The new Scheduled Distribution Date selected by the Participant must be the first day of a Plan Year, and must be at least five years after the previously designated Scheduled Distribution Date; and
      The election of the new Scheduled Distribution Date shall have no effect until at least twelve (12) months after the date on which the election is made.
    Other Benefits Take Precedence Over Scheduled Distributions. Should a Benefit Distribution Date occur that triggers a benefit under Articles 5, 6, 7 or 8, any Annual Deferral Amount that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article. Notwithstanding the foregoing, the Committee shall interpret this Section 4.3 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan.
    Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies.
      If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to suspend deferrals of Base Salary and/or Bonus Amounts to the extent deemed necessary by the Committee to satisfy the Unforeseeable Financial Emergency. If suspension of deferrals is not sufficient to satisfy the Participant's Unforeseeable Financial Emergency, or if suspension of deferrals is not required or permitted under Code Section 409A and other applicable tax law, the Participant may further petition the Committee to receive a partial or full payout from the Plan. The Participant shall only receive a payout from the Plan to the extent such payout is deemed necessary by the Committee to satisfy the Participant's Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution.
      The payout shall not exceed the lesser of (i) the Participant's Deferral Account, valued as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by suspension of deferrals under this Plan, if the Committee, in its sole discretion, determines that suspension is required or permitted by Code Section 409A and other applicable tax law.
      If the Committee, in its sole discretion, approves a Participant's petition for suspension, the Participant's deferrals under this Plan shall be suspended as of the date of such approval. If the Committee, in its sole discretion, approves a Participant's petition for suspension and payout, the Participant's deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive a payout from the Plan within ninety (90) days of the date of such approval.
      Notwithstanding the foregoing, the Committee shall interpret all provisions relating to suspension and/or payout under this Section 4.4 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

  Retirement Benefit

    Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her Deferral Account, valued as of the close of business on or around the Participant's Benefit Distribution Date, as determined by the Committee in its sole discretion.
    Payment of Retirement Benefit.
      A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of up to fifteen (15) years. The Participant may change this election by submitting an Election Form to the Committee in accordance with the following criteria:
        Such Election Form must be submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant's originally scheduled Benefit Distribution Date described in Section 1.6(a); and
        The first Retirement Benefit payment is delayed at least five (5) years from the Participant's originally scheduled Benefit Distribution Date described in Section 1.6(a); and
        The election to modify the Retirement Benefit shall have no effect until at least twelve (12) months after the date on which the election is made; and
        Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the Retirement Benefit election under this Section 5.2 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan. Accordingly, if a Participant's subsequent Retirement Benefit distribution election would result in the shortening of the length of the Retirement Benefit payment period (e.g., a Participant changes an existing distribution election from annual installments to a lump sum payment; from 15 annual installments to 5 annual installments, etc.), and the Committee determines such election to be inconsistent with Code Section 409A or other applicable tax law, the election shall not be effective.

      The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit in connection with his or her commencement of participation in the Plan, then such Participant shall be deemed to have elected to receive the Retirement Benefit in a lump sum.

      The lump sum payment shall be made, or installment payments shall commence, no later than ninety (90) days after the Participant's Benefit Distribution Date. Remaining installments, if any, shall be paid no later than ninety (90) days after each anniversary of the Participant's Benefit Distribution Date.

  Termination Benefit

    Termination Benefit. A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her Deferral Account, valued as of the close of business on or around the Participant's Benefit Distribution Date, as determined by the Committee in its sole discretion.
    Payment of Termination Benefit.
      A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Termination Benefit in a lump sum or pursuant to an Annual Installment Method of up to five (5) years. The Participant may change this election by submitting an Election Form to the Committee in accordance with the following criteria:
        Such Election Form must be submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant's originally scheduled Benefit Distribution Date described in Section 1.6(b); and
        The first Termination Benefit payment is delayed at least five (5) years from the Participant's originally scheduled Benefit Distribution Date described in Section 1.6(b); and
        The election to modify the Termination Benefit shall have no effect until at least twelve (12) months after the date on which the election is made; and
        Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the Termination Benefit election under this Section 6.2 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan. Accordingly, if a Participant's subsequent Termination Benefit distribution election would result in the shortening of the length of the Termination Benefit payment period (e.g., a Participant changes an existing distribution election from annual installments to a lump sum payment; from 5 annual installments to 3 annual installments, etc.), and the Committee determines such election to be inconsistent with Code Section 409A and other applicable tax law, the election shall not be effective.

      The Election Form most recently accepted by the Committee shall govern the payout of the Termination Benefit. If a Participant does not make any election with respect to the payment of the Termination Benefit in connection with his or her commencement of participation in the Plan, then such Participant shall be deemed to have elected to receive the Termination Benefit in a lump sum.

      The lump sum payment shall be made, or installment payments shall commence, no later than ninety (90) days after the Participant's Benefit Distribution Date. Remaining installments, if any, shall be paid no later than ninety (90) days after each anniversary of the Participant's Benefit Distribution Date.
    Change in Control. Notwithstanding any provisions of the Plan to the contrary, in the event that the employment of a qualifying Participant, as determined herein, is involuntarily terminated as of any date within six (6) months of the occurrence of a Change in Control, such a Participant shall become entitled to receive, as a Termination Benefit, his or her Deferral Account valued as of the close of business on or around the Participant's Benefit Distribution Date, as determined by the Committee in its sole discretion. Any payment made in accordance with this Section 6.3 shall be made in the form of a lump sum cash payment within ninety (90) days of the date of such termination of employment. The only Participants who qualify for coverage under this Section 6.3 shall be the president of the Company and the thirty (30) next highest compensated officers of the Company determined as of the date of the Change in Control.

  Disability Benefit

    Disability Benefit. Upon a Participant's Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant's Deferral Account, calculated as of the close of business on or around the Participant's Benefit Distribution Date, as selected by the Committee in its sole discretion.
    Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant in a lump sum payment no later than ninety (90) days after the Participant's Benefit Distribution Date.

  Death Benefit

    Death Benefit. The Participant's Beneficiary(ies) shall receive a Death Benefit upon the Participant's death which will be equal to the Participant's Deferral Account, calculated as of the close of business on or around the Participant's Benefit Distribution Date, as selected by the Committee in its sole discretion.
    Payment of Death Benefit. The Death Benefit shall be paid to the Participant's Beneficiary(ies) in a lump sum payment no later than ninety (90) days after the Participant's Benefit Distribution Date.

  Beneficiary Designation

    Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. All such Beneficiary(ies) designations shall be made in accordance with rules and procedures established by the Committee in its sole discretion. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
    Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.
    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.
    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.
    Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.
    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

  Leave of Absence

    Paid Leave of Absence. If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.
    Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, such Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

  Termination of Plan, Amendment or Modification

    Termination of Plan. Each Employer reserves the right to Terminate the Plan (as defined in Section 1.30). Following a Termination of the Plan, Participant Deferral Accounts shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles. The Termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.
    Amendment.
      Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant's vested Deferral Account in existence at the time the amendment or modification is made.
      Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A, and related guidance, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A, and related guidance.
    Plan Agreement. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.
    Effect of Payment. The full payment of the Participant's Deferral Account under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant's Plan Agreement shall terminate.

  Administration

    Committee Duties. Except as otherwise provided in this Article 12, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee also shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan, and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.
    Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
    Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
    Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee and any Employee to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members or any such Employee.
    Employer Information. To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

  Other Benefits and Agreements

  The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

  Claims Procedures

    Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within ninety (90) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
    Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
      that the Claimant's requested determination has been made, and that the claim has been allowed in full; or
      that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
        the specific reason(s) for the denial of the claim, or any part of it;
        specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
        a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
        an explanation of the claim review procedure set forth in Section 14.3 below; and
        a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
    Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):
      may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
      may submit written comments or other documents; and/or
      may request a hearing, which the Committee, in its sole discretion, may grant.
    Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant's written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
      specific reasons for the decision;
      specific reference(s) to the pertinent Plan provisions upon which the decision was based;
      a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and
      a statement of the Claimant's right to bring a civil action under ERISA Section 502(a).
    Legal Action. A Claimant's compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

  Trust

    Establishment of the Trust. In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan, (the "Trust").
    Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of any Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.
    Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of any Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

  Miscellaneous

    Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with Code Section 409A and other applicable tax law, including but not limited to Treasury Regulations promulgated pursuant to Code Section 409A.
    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
    Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.
    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
    Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
    Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State without regard to its conflicts of laws principles.
    Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Caremark Rx, Inc.
Attn: Vice president, Employee Benefits, Human Resources Department
2211 Sanders Road
Northbrook, Illinois 60062

    Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

    Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

    Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.
    Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
    Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
    Court Order. The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant's benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan.
    Deduction Limitation on Benefit Payments. An Employer may determine that as a result of the application of the limitation under Code Section 162(m), a distribution payable to a Participant pursuant to this Plan would not be deductible by the Employer if such distribution were made at the time required by the Plan. If an Employer makes such a determination, then the distribution shall not be paid to the Participant until such time as the distribution first becomes deductible. The amount of the distribution shall continue to be adjusted in accordance with Section 3.6 above until it is distributed to the Participant. The amount of the distribution, plus amounts credited or debited thereon, shall be paid to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m).